Exhibit 32.2

Certification of United Air Lines, Inc.

Pursuant to 18 U.S.C. 1350

(Section 906 of the Sarbanes-Oxley Act of 2002)

Each undersigned officer certifies that to the best of his knowledge based on a review of the quarterly report on Form 10-Q for the period ended June 30, 2012 of United Air Lines, Inc. (the “Report”):

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of United Air Lines, Inc.

Date: July 26, 2012

/s/ Jeffery A. Smisek
Jeffery A. Smisek
Chairman, President and Chief Executive Officer

/s/ John D. Rainey
John D. Rainey
Executive Vice President and Chief Financial Officer